UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Tandy Brands Accessories, Inc.
(Name of Registrant as Specified In Its Charter)

NSL Capital Management, LLC
Quark Fund, LLC
Nick Levis
Evan Kagan
303 E Berger St. Santa Fe, NM 87505
505-660-2179
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Mr.   Levis is delivering a letter to stockholders of Tandy Brands Accessories, Inc., a copy of which is filed herewith as Exhibit 1 ..

Dear Fellow Shareholders,

We feel that Tandy Brands needs to take action to turn around the business to save employee jobs, eliminate wasteful spending, and create lasting value for shareholders. We are very happy with Rod Mcgeachy’s qualifications and background, however, we feel he would have a better chance to save the company if Tandy lowered board fees and rental expense as well as other overhead that is unrelated to headcount. Frugality is the cornerstone to any turnaround story.

In my last two letters to shareholders focusing on my plan to implement needed cost cuts the first step is lowered board pay and lowered lease expenses. I am sure these suggestions have made me unpopular in the short run at the company, but given the present perilous times we face, drastic action is necessary for survival.

I believe I have the experience to aid in this turnaround having sold several companies as a merger advisor, having placed needed capital with cash starved companies, and having years of experience investing and in financial markets.

Survival depends upon a program of forceful expense reductions. I believe it is time for a turnaround. Who is going to save this company -- the same board of director members who are hunkered down and who have lost significant shareholder capital? I believe we need a fresh start and an immediate turnaround and restructuring of the company. I have spent around $25,000 and will ask only for this amount as reimbursement for out of my pocket expenses related to this proxy contest. Compare that with the $175,000 Bill Summitt received after settling with the board last year or the $100,000 each board member receives every year and you will realize what a bargain my slate truly is. I am not saying the board is filled with bad people, just that the business is in a turnaround and we need leadership who recognizes that these are the most difficult times the company has faced and everyone must make sacrifices. We feel the new CEO will not have the power to lower expenses enough to make the company profitable, because the Board of Directors is comprised of the same individuals who failed to prevent the problems that began in 2005. I would argue that the Board has failed to provide the guidance that we, the shareholders and true owners of the company, expect from an independent Board. If I am elected I will work to reduce overhead by urging the new CEO and Board to reduce overhead by at least five million dollars per year by working to implement lower convention, travel, lease, legal, and compensation expenses. This step will provide immediate aid to the company's turn around.

I am not in this for personal gain from fees or from “gaining control” of the company. My slate will represent a minority on the Board and I will not be able to make decisions without majority vote. Furthermore, I feel my 5% ownership in the company's common stock uniquely positions me to represent the interests of outside shareholders. I am not a corporate raider and do not intend to sell or liquidate the business. If you elect me to your Board of Directors, I want to retain and grow jobs at the company, but turnarounds start by recognizing that there is a problem first. We should consider retaining a turnaround firm to immediately work on taking Tandy off the fast track to bankruptcy and onto the long road to recovery. Surely, reigning in spending will be my top priority along with regrouping and rebuilding the business. I think in this environment it will take hard work from every single member of the business to make a full and complete turnaround a viable possibility. Please Vote the GOLD PROXY CARD.

With Warm Regards,

Nick Levis

505-660-2179